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                                                                    Exhibit 23.2



                          Independent Auditors' Consent



The Board of Directors
Jabil Circuit, Inc.

We consent to incorporation by reference herein of our report dated September 20, 2001, relating to the consolidated balance sheets of Jabil Circuit, Inc. and subsidiaries as of August 31, 2001 and 2000, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended August 31, 2001 and schedule, which report appears in the August 31, 2001 annual report on Form 10-K of Jabil Circuit, Inc.


/s/ KPMG LLP
August 13, 2002
St. Petersburg, Florida